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                                                                  Exhibit 2.1(b)


                                                            FINAL EXECUTION COPY



                            ASSET PURCHASE AGREEMENT
                            ------------------------

This Asset Purchase Agreement (the "Agreement") is made and entered into as of this ___ day of June, 2002, by and among Bigfoot Food Stores LLC, together with its affiliated assigns (including any affiliate to be formed to make the acquisition described herein) ("Buyer") and Dairy Mart Convenience Stores, Inc. and its subsidiaries and affiliates, as debtors-in-possession (collectively, "Debtor" or "Seller") under jointly administered Case Nos. 01-42400(AJG) (the "Case") pending in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court").


                                    RECITALS

A. Seller is engaged in the retail convenience store business and operates approximately 450 stores (the "Seller's Business").

B. Seller wishes to sell to Buyer certain of the assets Seller uses in connection with the Seller's Business at the price and on the other terms and conditions specified in detail below and Buyer wishes to so purchase and acquire such assets from Seller.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. TRANSFER OF ASSETS

   a. PURCHASE AND SALE OF ASSETS. On the Closing Date, as hereinafter defined, in consideration of the covenants, representations and obligations of Buyer hereunder, and subject to the conditions hereinafter set forth, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller all of Seller's right, title and interest in and to certain assets of Seller (excluding the Excluded Assets, as defined below) (collectively, the "Assets"), described as follows:

      i. ACQUIRED STORES. All of Seller's right, title and interest as owner or lessee under the existing real property leases, the real property owned by Seller and the franchise stores of Seller, in each case associated with the stores set forth on EXHIBIT A-1 to this Agreement (as such Exhibit may be amended, as set forth in subsection iii.A below) (collectively, the "Acquired Stores"). Such real property leases for the Acquired Stores are collectively referred to hereafter as the "Real Property Leases".

      ii. LEASES AND OTHER CONTRACTS. All of Seller's right, title and interest (A) as lessee under those equipment, personal property and intangible property leases, rental agreements, licenses, contracts, agreements and similar arrangements described on EXHIBIT A-2 to this Agreement (collectively, the "Other Leases"), and (B) as a party to those other contracts, leases, orders, purchase orders, licenses, contracts, agreements and similar arrangements described on EXHIBIT A-3 to this Agreement (the "Other Contracts" and together with the Other Leases, the "Other Leases and Contracts"). From and after the date hereof until the fifth business day prior to the Auction (as defined in Section 18), the Buyer shall have the right to make additions to, and deletions from, the list of Other Contracts by delivering a marked copy of
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            any such list to Seller, and such changes shall be effective immediately upon receipt by Seller.

      iii. RIGHT TO AMEND ACQUIRED STORES SCHEDULE. From and after the date hereof until the fifth business day prior to the Bid Deadline (as defined in Section 18) (or, in the case of subsections B.1 or B.2 below only, until the Closing Date), the Buyer shall have the right, in its sole discretion, to make additions or deletions from the list of Acquired Stores as follows:

            A. Buyer shall have the right to redesignate a Non-Acquired Store
               (as defined in Section 1.b.ix) as an Acquired Store (any such store shall be called a "Redesignated Store") on the following terms:

               1. Buyer may redesignate up to thirty (30) Non-Acquired Stores as
                  Acquired Stores by paying Seller the value of the Inventory (as defined in Section 1.a.viii), valued at cost, at each such Redesignated Store on the Closing Date (for any store, the "Inventory Cost");

               2. Buyer may redesignate up to an additional ten (10)
                  Non-Acquired Stores as Acquired Stores by paying Seller a fee (an "Acquired Store Redesignation Fee") of $125,000 for each such Redesignated Store plus the value of the Inventory Cost; and

               3. Buyer may redesignate any additional Non-Acquired Stores as
                  Acquired Stores by paying Seller an Acquired Store Redesignation Fee of $20,000 for each such Redesignated Store plus the Inventory Cost at such stores.

            B. Buyer shall have the right to redesignate an Acquired Store as a
               Non-Acquired Store on the following terms:

               1. where (W) the Acquired Store is closed, materially damaged or no longer in operation by Seller, or (X) there occurs from the date hereof at the property associated with such Acquired Store any Material Violation of Environmental Laws (as defined below), or (Y) Buyer's "phase two" environmental testing with respect to the Acquired Stores located in the state of Michigan and set forth on EXHIBIT A-8 (provided for in Section 17.a) reveals any Material Violation of Environmental Laws with respect to the property associated with any such Acquired Store existing on or before the Closing Date which condition was not disclosed in writing to Buyer prior to the date hereof or which property was not designated by "ENV" on EXHIBIT A-1 prior to the date hereof or (Z) RPMS does not consent to "phase two" environmental testing for any RPMS Location (as provided for in Section 17.a);

               2. with respect to any property where Seller becomes aware (in which case Seller shall notify Buyer promptly in writing) or Buyer discovers any Material Violation of Environmental Laws with respect to the property associated with such Acquired Store existing on or before the Closing Date which condition was not disclosed in writing to Buyer prior to the date hereof or which property was not designated by "ENV" on EXHIBIT A-1 prior to the date hereof; or

               3. if Buyer pays an amount (the "Non-Acquired Store Redesignation
                  Fee") with respect to each such former Acquired Store (each, a "Non-Acquired Redesignated Store") in



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                  cash at Closing to the Escrow Holder referred to in Section
                  2.a.iii below equal to the amount set forth on EXHIBIT A-9.

               4. "Material Violation of Environmental Laws" means, for purposes of this Agreement, (A) any release of petroleum or gasoline constituents in an amount required to be reported under any applicable environmental laws, which release could reasonably be expected to require investigation and remediation and result in costs exceeding $50,000 or (B) any failure to maintain registration and qualification for all applicable reimbursement pursuant to the requirements of any applicable state agency or trust fund.

      iv. IMPROVEMENTS. Any improvements associated with any of the Acquired Stores, but in all events only to the extent, if any, of Seller's right, title and interests in and to the same (collectively, the "Improvements").

      v. PERSONAL PROPERTY. All of those items of equipment and tangible personal property owned by Seller listed on EXHIBITS B-1 and B-2 to this Agreement and any other tangible personal property acquired by Seller after the date hereof in the ordinary course of business but prior to the Closing Date in connection with any of the Acquired Stores or Other Leases or located in the Debtor's headquarters (including all security deposits currently on deposit pursuant to the Real Property Leases and Other Leases and Contracts assigned to Buyer as identified on EXHIBITS A-1, A-2 and A-3) (collectively, the "Personal Property"). As used in this Agreement, the term Personal Property shall not include the Inventory but shall include all headquarters building equipment including computers, systems and records and storage facilities, whether owned or leased (to the extent the applicable equipment lease is assumed by Buyer hereunder) by Seller, including those items listed on EXHIBIT B-2 to this Agreement; PROVIDED, HOWEVER, that the term Personal Property shall not include any headquarters building phones or communications systems, as listed on EXHIBIT B-3 to this Agreement, unless Buyer assumes the headquarters lease upon expiration of the Sublease (but Buyer shall have the right to use such phones and communications systems during the term of the Sublease).

      vi. INTANGIBLE PROPERTY. All intangible personal property owned or held by Seller, to the extent used in connection with the Acquired Stores, but in all cases only to the extent of Seller's right, title and interest therein and only to the extent transferable, together with all books, records and like items to the extent pertaining to the Acquired Stores (collectively, the "Intangible Property"), including, without limitation, the name "Dairy Mart" and the items identified on EXHIBIT C to this Agreement. As used in this Agreement, Intangible Property shall in all events exclude, (A) any materials containing privileged communications and any other materials which are subject to attorney-client or any other legally recognized privilege, (B) information about employees that are not hired by Buyer pursuant to Section 10, and (C) Seller's books and records to the extent they do not relate to the Assets or the Assumed Liabilities.

      vii. RECEIVABLES. All accounts and notes receivable arising out of or relating to the remediation of any environmental or similar condition that relate to the Acquired Stores and are payable by state agencies or trust funds to Seller to reimburse costs and expenses paid by Seller (collectively, the "Environmental Receivables"), all of which are listed with respect to the Acquired Stores on a store-by-store basis as of February 2, 2002 on EXHIBIT A-11.



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      viii. INVENTORY. All supplies, goods, materials, work in process, inventory and stock in trade owned by Seller situated at, or in transit to, the Acquired Stores and the Non-Acquired Stores (collectively, the "Inventory").

      ix. FINANCIAL OPPORTUNITIES, INC. All of Seller's right, title and interest in and to all issued and outstanding shares of capital stock (the "Financial Opportunities Shares") of Financial Opportunities, Inc., a wholly-owned subsidiary of Seller which is a Small Business Investment Corporation, licensed by the U.S. Small Business Administration.

      x. LICENSES. All assignable Licenses (as hereinafter defined) including, without limitation, those alcoholic beverage Licenses listed on EXHIBIT A-12.

   b. EXCLUDED ASSETS. Notwithstanding anything to the contrary in this Agreement, the Assets shall not include any assets or property of the Debtor that is not an Asset under Section 1.a (above), including the following property of the Debtor:

      i. CASH. All cash, cash equivalents, bank deposits, tax refunds and all security deposits (not otherwise identified as an Asset above), prepaid expenses and warranties (PROVIDED, HOWEVER, that certain of these items shall be pro-rated as of Closing in accordance with this Agreement).

      ii. SOLD INVENTORY. Inventory sold or transferred by Seller in the ordinary course of business of the Acquired Stores and/or the Non-Acquired Stores prior to the Closing Date.

      iii. TERMINATED LEASES AND CONTRACTS. Any lease, rental agreement, contract, agreement, license or similar arrangement ("Contract"), which by its terms terminates or expires prior to the Closing Date.

      iv. CLAIMS AND CAUSES OF ACTION. All claims and causes of action of Seller (not otherwise identified as an Asset above) including, without limitation, all preference or avoidance claims and actions of the Seller, including any such claims and actions arising under Chapter 5 of the United States Bankruptcy Code (the "Bankruptcy Code").

      v. RIGHTS UNDER ASSET PURCHASE AGREEMENT. The Seller's rights under this Agreement and all cash and non-cash consideration payable or deliverable to the Seller pursuant to the terms and provisions hereof.

      vi. INSURANCE PROCEEDS. Insurance proceeds, claims and causes of action with respect to or arising in connection with (A) any Contract which is not assigned to Buyer at the Closing, (B) any item of tangible or intangible property not acquired by Buyer at the Closing or (C) any event, action or circumstance existing prior to the Closing, to the extent the foregoing does not relate to the Assets.

      vii. SPECIFIED PROPERTY. (A) Any Contract that cannot be transferred to Buyer under applicable law, other than Contracts for which third party consent is required and has been obtained, (B) any Contract which is not a Real Property Lease, an Other Lease or an Other Contract at the Closing, (C) any other assets or property of Seller, to the extent associated with Seller's stores



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            that are not Acquired Stores, (D) the minute books, stock transfer books and corporate seal of Seller and (E) any property or assets listed on EXHIBIT D hereto.

      viii. RECEIVABLES. All of Seller's right, title and interest in and to all accounts and notes receivable, other than the Environmental Receivables (collectively the "Non-Acquired Receivables"). Notwithstanding the foregoing, upon the option of Seller to be exercised no later than the Bid Deadline, Buyer agrees to use its best efforts to collect, and shall remit the amounts collected (net of Buyer's compensation due from Seller) on Non-Acquired Receivables, other than the Non-Collection Receivables (defined below), as Seller's agent and pursuant to an agreement to be executed at Closing (the "Receivables Collection Agreement"). The Receivables Collection Agreement will provide, among other things, that (A) Buyer is authorized to take any lawful action and to execute and deliver any lawful document as Seller's agent that in Buyer's discretion is reasonably required to effect a commercially reasonable collection (which shall include at least the same steps and actions and the exercise of the same diligence as Buyer uses in collecting accounts receivable arising in the ordinary course of its business) of the Non-Acquired Receivables (including the authority and discretion to compromise and settle Seller's claims to such receivables and any asserted defenses and offsets thereto) during a term commencing on the Closing Date and ending on the earlier of (1) thirty days after written notice of termination by Seller or (2) one year after the Closing Date; (B) where an account debtor has more than one invoice outstanding with respect to Seller's Business (whether arising before or after the Closing), any amounts remitted by such account debtor shall be applied first to the longest outstanding invoice; and (C) the amount collected and to be remitted (net of Buyer's compensation) with respect to any of the Non-Acquired Receivables shall be deemed to include the cash received in respect thereto, plus the value of any benefit received by Buyer in respect of the compromise, settlement or cancellation of any such Non-Acquired Receivable. As compensation for Buyer's services performed under the Receivables Collection Agreement, Buyer shall retain 10% of all cash amounts collected in respect of Non-Acquired Receivables and any reasonable legal fees and expenses incurred by Buyer to any outside counsel that was engaged to collect such Non-Acquired Receivables. The Receivables Collection Agreement shall contain terms and provision typical of such agency arrangements. The Non-Acquired Receivables that will be subject of the Receivables Collection Agreement shall not include any Non-Acquired Receivables: (A) that are accounts or notes receivable arising out of or relating to the remediation of any environmental or similar condition that relate to the Non-Acquired Stores, (B) that are due from DB Mart as acquiror of Seller's New England business and stores and (C) all rights relating to any claims or causes of action of the types described in subsections b.iv and vi above that have been reduced to receivables prior to Closing (collectively, the "Non-Collection Receivables").

      ix. NON-ACQUIRED STORES. The stores identified on EXHIBIT A-4 ("Non-Acquired Stores") and all of Seller's right, title and interest (A) as lessee under the existing real property leases (collectively the "Non-Acquired Store Real Property Leases"), the real property owned by Seller and the franchise stores of Seller, in each case associated with Non-Acquired Stores as set forth on EXHIBIT A-4 to this Agreement (as such Exhibit may be amended, as set forth in Section 1.a.iii.), (B) as lessee under those equipment, personal property and intangible property leases, rental agreements, licenses, contracts, agreements and similar arrangements relating to the Non-Acquired Stores and described on EXHIBIT A-5 to this Agreement (the "Non-Acquired Stores Other Leases"), (C) as a party to those other contracts, leases, orders, purchase orders, licenses, contracts, agreements and similar arrangements described on



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            EXHIBIT A-6 to this Agreement (the "Non-Acquired Stores Other
            Contracts" and together with the "Non-Acquired Stores Other Leases," the "Non Acquired Stores Other Leases and Contracts") and (D) as licensee under those alcoholic beverage Licenses listed on EXHIBIT A-6A.

   c. SUBLEASE OF HEADQUARTERS BUILDING. Effective as of the Closing Date and pursuant to a sublease substantially in the form of EXHIBIT E (the "Sublease"), Debtor will sublease to Buyer Debtor's headquarters building for a term of 6 months with Buyer undertaking to Debtor by such sublease
      (i) monetary and non-monetary obligations identical to those of Debtor to Debtor's landlord under its headquarters lease during such term; and (ii) to pay for all other costs, expenses and liabilities in respect of Buyer's operation of such headquarters building. The Sublease shall also provide for a license from Buyer to Debtor in order for representatives of Debtor to use de minimis office space and equipment at the headquarters building in order for Debtor to administer the Excluded Assets and Debtor's estate after the Closing Date. The Buyer shall have the option to accept an assignment of the headquarters lease after the term of the Sublease upon 30 days' prior written notice delivered by Buyer to Seller, whereupon such lease shall be treated as a "Real Property Lease" hereunder.

   d. INSTRUMENTS OF TRANSFER. The sale, assignment, transfer, conveyance and delivery of the Assets to Buyer, the Sublease and the assumption of liabilities provided herein by Buyer shall be made by assignments, bills of sale, deeds, a sublease agreement and other instruments of assignment, transfer and conveyance provided for below and such other instruments as may reasonably be requested by Buyer or Seller. None of the foregoing documents shall increase in any material way the burdens imposed by this Agreement upon Seller or Buyer.

2. CONSIDERATION.

   a. PURCHASE PRICE FOR ASSETS.

      i. The cash consideration to be paid by Buyer to Seller for the Assets shall be an amount equal to the sum of (1) sixty-one million eight hundred and sixty-five thousand dollars ($61,865,000) with respect to the Acquired Stores, plus (2) an amount equal to 100% of the Inventory Cost for Inventory in the Acquired Stores, plus (3) an amount equal to 60% of the Inventory Cost for Inventory in the Non-Acquired Stores, plus (4) an amount equal to the sum of the Acquired Stores Redesignation Fees (as set out in Section 1.a.iii.A), plus (5) an amount equal to the sum of all Non-Acquired Store Redesignation Fees (as set out in Section 1.a.iii.B.3 (the "Non-Acquired Store Redesignation Amount") plus (6) the adjustments set forth in Paragraphs ii.A, B, C and D below (as calculated on the Closing Date, subject to post-closing adjustments where applicable), plus (7) the amount of cure costs under Section 365 of the Bankruptcy Code associated with Other Contracts assigned to Buyer, minus (8) the adjustment, if any, required by Section 18.b below; all of which shall be paid in cash by wire transfer of immediately available good funds (funds delivered in this manner are referred to herein as "Good Funds") on or prior to the Closing Date in accordance with this Section (the "Purchase Price").

      ii. The Purchase Price shall be subject to the following adjustments (collectively referred to herein as the "Purchase Price Adjustments" and the Purchase Price as adjusted is referred to herein as the "Adjusted Purchase Price").



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         A. Buyer shall pay 100% of the Inventory Cost for the Inventory in the
            Acquired Stores (the "Acquired Store Inventory Value") plus 60% of the Inventory Cost for the Inventory in the Non-Acquired Stores (the "Non-Acquired Store Inventory Value") for all of the Inventory.

         B. If it is determined, pursuant to the procedures outlined in subsection E below, that the amounts of the actual four-wall earnings before interest, taxes, depreciation, amortization and capital and operating equipment lease payments (to the extent such equipment lease payments are contained within the profit and loss statement for the individual property) for the fiscal year ending on February 2, 2002, determined in a manner consistent with past practice ("FYE-02 Four-Wall Cash Flow"; the amount of FYE-02 Four-Wall Cash Flow for each store of Seller is set forth on EXHIBIT A-10, the "FYE-02 Four-Wall Cash Flow Schedule") relating to the Acquired Stores set forth on the FYE-02 Four-Wall Cash Flow Schedule (the sum of such amounts being referred to herein as the "Acquired Stores FYE-02 Four-Wall Cash Flow") were not determined in a manner consistent with past practice and if as a result thereof, the sum of the actual amounts of FYE-02 Four-Wall Cash Flow relating to the Acquired Stores (the "Restated Acquired Stores FYE-02 Four-Wall Cash Flow") is less than ninety five percent (95%) of the Acquired Stores FYE-02 Four-Wall Cash Flow, then the Purchase Price shall be reduced by an amount equal to the difference between the Restated Acquired Stores FYE-02 Four-Wall Cash Flow and ninety five percent (95%) of the Acquired Stores FYE-02 Four-Wall Cash Flow.

         C. The parties agree that they shall cooperate to jointly negotiate with Seller's equipment lessors in order for Seller to enter into arrangements or settlements with each such lessor with respect to all claims and liabilities under the respective equipment leases and in order to transfer such equipment to Buyer free and clear of all Encumbrances (as defined in Section 12.d). If and to the extent that such equipment is transferred to Buyer free and clear of all Encumbrances, the Purchase Price shall be increased by the lesser of
            (x) the sum of the book value of the equipment lease obligations corresponding to such equipment at the Acquired Stores (which value for all of Seller's stores are set forth on EXHIBIT A-7) or (y) the aggregate cash amount that Seller agrees to pay to such lessors in respect of such arrangements or settlements, plus 20% of any unsecured claim amounts, if any, of such lessor resulting from such arrangements or settlements, in each case to the extent such amounts relate to such equipment associated with Acquired Stores. If and to the extent that no such arrangements or settlements are made with respect to any equipment lease, at any time prior to the Closing, Buyer shall have the right to delete such lease from the list of "Other Leases" and, in that event, the Purchase Price shall be increased by 20% of any unsecured claim amounts, if any, of such lessor resulting from such rejection to the extent such amounts relate to the equipment associated with the Acquired Stores.

         D. In the event that any Acquired Store is redesignated as a Non-Acquired Store pursuant to Section 1.a.iii.B.1 or Section 1.a.iii.B.2, then the Purchase Price payable at the Closing shall be reduced by an amount equal to three (3) times such store's FYE-02 Four-Wall Cash Flow.

         E. (1) Two (2) business days prior to the Closing Date Seller shall deliver to the Buyer a schedule detailing its good faith estimate of the Acquired Store Inventory Value and the Non-Acquired Store Inventory Value on a store-by-store and aggregate basis (the



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            "Estimated Inventory Value"), the Purchase Price Adjustment required by Sections 2.a.ii.C and 2.a.ii.D above and the certificate required by Section 11.b.ii and the resulting Purchase Price Adjustment, if any (the "Closing Adjustments Schedule"). In the event of a dispute between the parties as to the Closing Adjustments Schedule, which cannot be resolved prior to the Closing Date, the parties shall close based upon the Closing Adjustments Schedule.

               (2) Seller and Buyer shall engage a reputable third party firm
            (the "Inventory Service") to conduct a physical count of the Inventory at each Acquired Store and Non-Acquired Store (each, a "Physical Inventory"), which shall commence promptly after entry of the Approval Order (as defined in Section 18). The fees and expenses (not to exceed $200,000) of the Inventory Service shall be borne equally by Seller and Buyer, and the parties may agree with the Inventory Service that employees of Seller or Buyer, as applicable, will conduct the Physical Inventory at mutually agreed stores. Each party shall be entitled to reasonable prior notice of and to have its representatives, at its expense, present to observe the Physical Inventory at each store. The parties shall use their best efforts to complete the Physical Inventory promptly after the Closing Date, and in any event within 10 business days after the commencement thereof. As promptly as practical after completion of the Physical Inventory, the Inventory Service shall provide to Seller and Buyer a written report of the physical count of the Physical Inventory on a store-by-store basis. With respect to each store, Buyer shall calculate the difference between (X) the Estimated Inventory Value at such Store and (Y) the result of (i) the Acquired Store Inventory Value or Non-Acquired Store Inventory Value (as applicable) at the date of the Physical Inventory based on the Physical Inventory, plus
            (ii) purchases of Inventory (valued at cost) at such store (or 60% thereof in the case of a Non-Acquired Store) between the Physical Inventory and the Closing Date, or as applicable, between the Closing Date and the Physical Inventory, minus (iii) sales of Inventory (valued at the same respective costs used for each item of Inventory for purposes of clauses (i) and (ii)) at such store (or 60% thereof in the case of a Non-Acquired Store) between the Physical Inventory and the Closing Date, or as applicable, between the Closing Date and the Physical Inventory. The remainder of the amount determined pursuant to clause (X) minus the amount determined pursuant to clause (Y) is herein called the "Variance" with respect to the applicable store. Buyer shall deliver to Seller the results of the foregoing calculations on a store-by-store and aggregate basis prior to the Objection Deadline (as hereinafter defined) and, if such calculations require any increase or decrease of the Purchase Price pursuant to the next succeeding sentences, Buyer's delivery thereof shall constitute an objection to the Closing Adjustment Schedule pursuant to subsection E.3 below. If it is determined, pursuant to the procedures set forth in subsection E.3 below, that the aggregate of the Variance with respect to all of the Acquired Stores and Non-Acquired Stores (the "Aggregate Variance") is a positive amount, then for purposes of the Purchase Price Adjustments, the Purchase Price shall be increased by 100% of the Aggregate Variance. If it is determined, pursuant to the procedures set forth in subsection E.3 below, that the Aggregate Variance is a negative amount, then for purposes of the Purchase Price Adjustments, the Purchase Price shall be decreased by 100% of the absolute value of the Aggregate Variance.

               (3) Buyer shall have sixty (60) days from the Closing Date to notify Seller in writing of any objections it may have to the Closing Adjustments Schedule (the "Objection Deadline"). If the Buyer does not so object, the Purchase Price Adjustment



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            set forth on the Closing Adjustments Schedule shall be deemed to be final (other than with respect to the Aggregate Variance, if any). If the Buyer does object in a timely manner and the parties cannot resolve the disputed items within ten (10) business days of Seller's receipt of Buyer's objections, either party may within ten (10) business days submit the disputed items to the Bankruptcy Court for its determination, which determination shall be considered final, binding and non-appealable. In connection with any submission of such dispute to the Bankruptcy Court in accordance with this Section, each party shall submit to the Bankruptcy Court its estimate of the Purchase Price Adjustment and any disputes to the Closing Adjustments Schedule within ten (10) days after the submission of such dispute to the Bankruptcy Court. The Bankruptcy Court shall be charged solely with determining, within ten (10) days after expiration of the period during which the parties are to submit their respective estimates, which estimate is closest to the amount that is due and shall award the amount of that estimate to the appropriate party. No failure on the part of the Bankruptcy Court to make such determination within such ten (10) days shall constitute a release from liability or otherwise affect the liability of the parties under this Agreement. Any adjustments ultimately agreed upon or determined by the Bankruptcy Court shall be funded within three (3) business days of such resolution.

         F. In order to secure payment of any amounts determined due from any party pursuant to the procedures set forth in clauses B and E above, on or prior to the Closing Date, (A) Buyer will deposit, in addition to payment of the Purchase Price, an amount (the "Buyer's Adjustment Escrow") equal to two million two hundred fifty thousand dollars ($2.25 million) with the Escrow Holder (as defined in subsection iii below), and (B) Seller will deposit an amount (the "Seller's Adjustment Escrow") equal to four million dollars ($4 million) with the Escrow Holder (the sum of the Buyer's Adjustment Escrow and the Seller's Adjustment Escrow, the "Adjustment Escrow"). If it is finally determined that a net Purchase Price Adjustment is due from Seller to Buyer, the Escrow Holder shall promptly distribute to Buyer the sum of (A) the Buyer's Adjustment Escrow and (B) the net Purchase Price Adjustment due to Buyer, and shall distribute to Seller (A) the Seller's Adjustment Escrow less (B) the net Purchase Price Adjustment due to Buyer. If it is finally determined that a net Purchase Price Adjustment is due from Buyer to Seller, the Escrow Holder shall promptly distribute to Seller the sum of (A) the Seller's Adjustment Escrow and (B) the net Purchase Price Adjustment due to Seller, and shall distribute to Buyer (A) the Buyer's Adjustment Escrow less (B) the net Purchase Price Adjustment due to Seller. Any interest earned on the Adjustment Escrow shall be distributed pro rata to Buyer and Seller based on the dollar value of the Adjustment Escrow distributed to each. The Buyer's Adjustment Escrow and the Seller's Adjustment Escrow shall serve as a cap on recoveries due to Purchase Price Adjustments under clauses B and E above and in no event shall Buyer or Seller have to pay more than the Buyer's Adjustment Escrow or the Seller's Adjustment Escrow, respectively, for such Purchase Price Adjustments.

   iii. On or prior to the date hereof, Buyer shall deposit into escrow (the "Escrow") with an independent escrow agent or company (the "Escrow Holder") jointly designated by Seller and Buyer the sum of four million dollars ($4,000,000) (the "Preliminary Deposit") in Good Funds, pursuant to joint escrow instructions substantially in the form set forth in EXHIBIT L hereto (the "Escrow Instructions") to be delivered to and acknowledged by the Escrow Holder prior thereto. Prior to the commencement of the hearing on the Procedure Order, Buyer shall deposit into Escrow with the Escrow Holder the sum of four million dollars

         ($4,000,000) (the "Second Deposit" and together with the Preliminary Deposit, or each separately referred to as the "Deposit") in Good Funds, pursuant to the Escrow Instructions. The Non-Acquired Store Redesignation Amount payable by Buyer pursuant to Sub-Section 1.a.iii.B.3 shall also be deposited (the "Non-Acquired Store Redesignation Fee Deposit") pursuant to the Escrow Instructions. The Escrow Instructions shall include the provisions set forth in this Section and in Section 2.a.ii.F above. Upon receipt of a Deposit, the Escrow Holder shall immediately deposit the Deposit into an interest-bearing account. The Deposit shall be immediately returned to Buyer, with interest, if the Bankruptcy Court does not enter the Procedure Order (substantially in the form attached hereto) within the timeframe set forth herein, or if Buyer is not determined at the Approval Hearing, or any other final hearing, to be the successful bidder, or if the Closing otherwise does not occur for any reason other than Buyer's default hereunder (including any event described in Section 18.a(3) or (4) hereof). At the Closing, the Deposit (and all interest accrued thereon) shall be delivered to Seller and credited toward payment of the Purchase Price in the manner specified below. In the event the Deposit becomes non-refundable by reason of the termination of the transaction by reason of Buyer's default hereunder, the Escrow Holder shall immediately disburse the Deposit and all interest accrued thereon to Seller to be retained by Seller for its own account, and in which event, the payment of the Deposit to Seller shall be considered liquidated damages to Seller. It is agreed by both parties that under all circumstances, the total liability of Buyer shall be limited to the amount of eight million dollars ($8,000,000). If the transactions contemplated herein terminate by reason of (A) Seller's default, (B) the failure of a condition to Buyer's obligations not resulting from a default by Buyer, or (C) the approval by the Bankruptcy Court of a sale to a third party as described in the overbid procedures described below, then the Escrow Holder shall immediately return to Buyer the Deposit (together with all interest accrued thereon). The Escrow Holder's escrow fees and charges shall be paid one-half by Seller and one-half by Buyer.

   iv. On the Closing Date, Buyer shall (i) pay and deliver to Seller, by wire transfer in Good Funds, an amount equal to (A) the Adjusted Purchase Price, less (B) the Deposit (and all interest accrued thereon) and (ii) instruct the Escrow Holder to deliver the Deposit (and all interest accrued thereon) to Seller, by wire transfer of Good Funds.

   v. As soon as is practical after an order of the Bankruptcy Court approving the assumption by Debtor and assignment to Buyer of any real estate lease associated with a Non-Acquired Redesignated Store, the Escrow Holder will pay to the Buyer the portion of the Non-Acquired Store Redesignation Fee Deposit, and all income earned with respect to such portion, relating to such assumed lease.

   vi. As soon as is practical after an order of the Bankruptcy Court approving the rejection by Debtor of any real estate lease associated with a Non-Acquired Redesignated Store, the Escrow Holder will pay to the Seller the portion of the Non-Acquired Store Redesignation Fee Deposit, and all income earned with respect to such portion, relating to such rejected lease.

b. ASSUMED LIABILITIES. Buyer shall, effective as of the Closing Date, assume and perform all liabilities arising from the ownership of the Assets, including under the Real Property Leases and under the Other Leases and Contracts, on and after the Closing Date or otherwise required to be performed with respect to the Assets on or after the Closing Date and Seller's obligations with respect to compliance after the Closing Date with applicable federal and state laws regulating the use, monitoring and operation of underground storage tanks and related systems at the Acquired Stores, and the remediation of releases therefrom (regardless of when such releases occur); provided that, (i) Seller shall pay all cure amounts owing under the Real Property Leases and Other Leases and (ii) Buyer shall pay all cure amounts owing under any of the Other Contracts (herein, "Buyer Cure Costs"). In both such cases the cure amounts shall be those amounts that the Bankruptcy Court orders to be paid as a condition to the Seller's assumption and assignment of any Real Property Leases and/or Other Leases and Contracts to Buyer. The liabilities to be assumed by Buyer pursuant to this paragraph b are herein called the "Assumed Liabilities". Other than the Assumed Liabilities expressly assumed by Buyer hereunder, Buyer is not assuming and shall not be liable for any liabilities or obligations of Seller. Seller agrees to provide to state agencies or environmental trust funds evidence of this assumption of liability sufficient to support the acquisition by Seller of the Environmental Receivables Consents (as defined in section 11.b.i.3 hereof).

   c. ALLOCATION OF THE PURCHASE PRICE. The Purchase Price shall be allocated among the Assets in proportion to their fair market values and not in excess thereof as provided in a schedule (the "Allocation") mutually agreed upon by Buyer and the Seller as soon as practicable after the Closing Date, but in no event later than thirty (30) days following the Closing, with the parties agreeing to negotiate in good faith with respect to such schedule. The Allocation Schedule shall be for purposes of complying with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended, and regulations thereunder, and for no other purpose. The Buyer and Seller each agree to prepare and file on a timely basis with the Internal Revenue Service (and applicable state tax authorities) substantially identical initial and supplemental Internal Revenue Service Forms 8594 "Asset Acquisition Statements Under Section 1060" consistent with the Allocation Schedule (and corresponding state tax forms). If any tax authority challenges such allocation, the party receiving notice of such challenge shall give the other party prompt written notice thereof, and the parties shall cooperate in order to preserve the effectiveness of such allocation.

3. NON-ACQUIRED STORES

   a. MANAGEMENT AGREEMENT. At the Closing, Debtor and Buyer will execute a management agreement in substantially the form of EXHIBIT K (the "Management Agreement") under which Buyer, as an independent contractor, will commence as of the Closing managing each of the Non-Acquired Stores for the Debtor until the earlier of (i) the closing of the sale or other disposition of the Non-Acquired Store, (ii) closing of the Non-Acquired Store following Buyer's good faith determination that further operation of such Non-Acquired Store is unlikely to result in any significant positive recovery by Debtor upon sale or other disposition, (iii) one year after the Closing or (iv) the sooner of the confirmation of Debtor's plan of reorganization or liquidation by the Bankruptcy Court. During the term of the Management Agreement, Buyer will receive all revenues generated from operation of the Non-Acquired Stores and will pay all costs, expenses and liabilities payable after the Closing and during the term of the Management Agreement and arising during Buyer's operation of the Non-Acquired Stores, including all amounts payable during such term under applicable law, under the Non-Acquired Stores Real Property Leases and Non-Acquired Stores Other Leases and Contracts arising in connection with the operation of the Non-Acquired Stores.

   b. DISPOSITION OF NON-ACQUIRED STORES. During the term of the Management Agreement, Buyer shall use its best efforts to arrange for the disposition of each of the Non-Acquired Stores (other than those that Buyer determines should be closed pursuant to Section 3.a.ii above) by sale, lease or other transaction so as to maximize the cash recovery for Debtor. At the closing of each such disposition of one or more Non-Acquired Stores the net disposition proceeds shall be divided between Debtor and Buyer as provided for in the Management Agreement. If Buyer or any of its affiliates is the purchaser of any Non-Acquired Store, Buyer shall pay Debtor a purchase price for such Non-Acquired Store determined as follows:

      i. Buyer may acquire up to thirty (30) Non-Acquired Stores by paying Seller 40% of the Inventory Cost (which is determined as of the Closing), plus, for each Non-Acquired Store at which equipment is subject to a Non-Acquired Store Other Lease and such equipment is delivered to Buyer free and clear of all Encumbrances, the lesser of
            (x) the book value of the equipment lease obligations corresponding to such equipment at such Non-Acquired Stores (as set forth on EXHIBIT A-7) or (y) the amount paid by Seller to its equipment lessors (as described in Section 2.a.ii.C) with respect to such equipment associated with such Non-Acquired Stores plus 20% of any unsecured claim amounts, if any, of such lessor resulting from such arrangements or settlements relating to such equipment associated with such Non-Acquired Store (for each Non-Acquired Store, the "Equipment Lease Adjustment");

      ii. Buyer may acquire up to an additional ten (10) Non-Acquired Stores by paying Seller $125,000 for each such Non-Acquired Store plus the sum of 40% of the Inventory Cost (which is determined as of the Closing) plus (if applicable) the Equipment Lease Adjustment at each such Non-Acquired Store; and

      iii. Buyer may acquire any additional Non-Acquired Store by paying Seller for each such Non-Acquired Store the sum of (A) the greater of (1) fifty percent (50%) of Net Disposition Proceeds (as defined in the Management Agreement) that would be payable to Seller pursuant to the highest bona fide offer for the disposition of such store received from a third party unaffiliated with Seller or Buyer prior to Buyer's acquisition of such store, if any, or (2) $20,000 plus
            (B) 40% of the Inventory Cost (which is determined as of the Closing) plus (C) (if applicable) the Equipment Lease Adjustment at each such Non-Acquired Store;

      PROVIDED, THAT, solely for purposes of determining the number of Non-Acquired Stores purchased pursuant to this Section 3.b, any Redesignated Stores shall be considered to be Non-Acquired Stores that were acquired pursuant to this Section 3.b.

   c. USE OF NAME. Notwithstanding anything herein to the contrary, subsequent to the Closing Date Seller shall be authorized to continue to use the "Dairy Mart" name and associated trademarks, designs and logos in conjunction with (A) the operation of each Non-Acquired Store until the earlier of the sale or closure of such store and one (1) year after the Closing Date and (B) the continued operation of the balance of Seller's Business for up to one (1) year after the Closing Date, as is necessary.

4. CLOSING TRANSACTIONS.

   a. CLOSING. The Closing of the transactions provided for herein (the "Closing") shall take place at the offices of Milbank, Tweed, Hadley & McCloy LLP ("Milbank") at One Chase Manhattan Plaza, New York, New York 10005.

   b. CLOSING DATE. The Closing shall be held within five (5) days after satisfaction or waiver of the conditions to closing set forth herein (the "Closing Date") but in no event later than three (3) months after the filing of the Sale Procedure and Sale Motion (as defined in Section 18) (the "Outside Date"); PROVIDED, HOWEVER, that the Outside Date shall automatically be extended for one (1) thirty (30) day period if the only condition remaining to be satisfied is the entry of the Approval Order, as specified herein. In the event the conditions to Closing (other than the conditions regarding the entry of the Approval Order) have not been satisfied or waived by the Outside Date, then any party who is not in default hereunder may terminate this Agreement. Alternatively, the parties may mutually agree to an extended Closing Date. Until this Agreement is either terminated or the parties have agreed upon an extended Closing Date, the parties shall diligently continue to work to satisfy all conditions to Closing.

5. SELLER'S DELIVERIES TO BUYER AT CLOSING. On the Closing Date, Seller shall make or cause to be made the following deliveries to Buyer:

   a. One or more Assignment and Assumption Agreements substantially in the form and content attached as EXHIBIT G to this Agreement, duly executed by Seller, pursuant to which Seller assigns the Real Property Leases and the Other Leases and Contracts (the "Assignment Agreement(s)"); PROVIDED, HOWEVER, that the Assignment Agreement(s) need not be delivered by Seller if the Bankruptcy Court has issued an order reasonably acceptable to Buyer prior to the Closing Date authorizing the assumption and assignment to Buyer of the Real Property Leases and the Other Leases and Contracts.

   b. One or more bill(s) of sale and/or deeds, duly executed by Seller, in the form and on the terms of the bill of sale and deed set forth on EXHIBIT H to this Agreement, pursuant to which Seller transfers the Assets other than the Real Property Leases and the Other Leases and Contracts to Buyer (the "Bill(s) of Sale").

   c. The Management Agreement duly executed by Seller.

   d. The Sublease duly executed by Seller.

   e. Such other documents and/or instruments as Buyer may reasonably request.

6. BUYER'S DELIVERIES TO SELLER AT CLOSING. On the Closing Date, Buyer shall make or cause to be made the following deliveries to Seller:

   a. That portion of the Purchase Price to be delivered by Buyer directly to Seller at the Closing as required hereunder (and Buyer shall instruct Escrow Holder to deliver the Deposit and accrued interest to Seller).

   b. The Assignment Agreement(s), duly executed by Buyer.

   c. The Management Agreement duly executed by Buyer.

   d. The Sublease duly executed by Buyer.

   e. Such other documents and/or instruments as Seller may reasonably request.

7. PRORATIONS. Rent, current taxes, prepaid advertising and other items of expense (including, without limitation, any prepaid insurance under the Real Property Leases, Owned Real Property or Other Leases and Contracts, or any of them) shall be prorated between Seller and Buyer as of the Closing Date for each of the Real Property Leases, Owned Real Property and Other Leases and Contracts included in the Assets. All obligations due in respect of periods prior to Closing shall be paid in full or otherwise satisfied by Seller and all obligations due in respect of periods after Closing shall be paid in full or otherwise satisfied by Buyer. Rent shall be prorated on the basis of a thirty (30) day month.

8. SALES, USE AND OTHER TAXES. Buyer and Seller shall cooperate to obtain an order of the Bankruptcy Court exempting the sale of the Assets under this Agreement from sales, use, transfer, stamp, duty and value added taxes, and other similar taxes and fees which may be payable by reason of the sale of the Assets under this Agreement or the transactions contemplated herein (collectively, "Transfer Taxes"). To the extent that Buyer and Seller do not obtain an exemption order of the Bankruptcy Court and to the extent any such Transfer Taxes arise out of the transfer of the Assets and any Transfer Taxes are required to effect any recording or filing with respect thereto, such Transfer Taxes shall be borne and timely paid fifty percent (50%) by Buyer and fifty percent by Seller (50%).

9. POSSESSION. The right to possession of the Assets shall transfer to Buyer on the Closing Date. Seller shall transfer and deliver to Buyer on the Closing Date such keys, lock and safe combinations and other similar items as Buyer shall require to obtain immediate and full occupation and control of the Assets, and shall also make available to Buyer at their then existing locations the originals of all documents in Seller's possession that relate to Assets that are to be transferred to Buyer pursuant to this Agreement.

10. SELLER'S EMPLOYEES. The Buyer shall extend offers of employment to (i) all store-level employees at the Acquired Stores and at the Non-Acquired Stores as may be necessary to fulfil its obligations under the Management Agreement and (ii) those other employees of Seller which Buyer identifies within thirty (30) days after the date hereof, in each case, at or prior to the Closing Date. The Buyer presently intends to extend offers of employment to substantially all other employees of Seller, but shall have no obligation to employ such other employees of Seller in connection with or after the transactions contemplated hereby. Seller shall be solely responsible for the payment of all salaries and wages, severance pay, vacation pay and other benefits accrued and due to its employees through the Closing Date or the date of their termination by Seller, as applicable. After the Closing Date, Buyer may negotiate with and hire any other employees of Seller who are no longer employed by the Seller or the acquiring party of the Seller's assets (if not the Buyer), PROVIDED, THAT, if Buyer hires, retains or employs any employee of Seller (other than those currently designated by Seller as Vice Presidents or any higher category) within six (6) months of such employee's termination by Seller, Buyer will reimburse Seller for 20% of any costs incurred by Seller as severance, under the Worker Adjustment Retraining and Notification Act or any similar state law, or otherwise as the result of such termination. Except for Buyer's reimbursement obligations as set forth in the previous sentence, Buyer shall not assume any liabilities of Seller under, or be deemed a successor company to Seller in connection with, any employment agreement, employee benefit plan, collective bargaining agreement or other employment related arrangement to which the present or former employees of Seller are or were entitled (including any severance arrangements), and Buyer shall not assume, and shall have no liability whatsoever for, any wages, salaries, bonuses, deferred compensation, pension obligations, retirement benefits, health and welfare fund contributions, vacation pay, sick leave, severance pay or any other compensation or employee benefits to which the present or former employees of Seller are or were entitled.

11. CONDITIONS PRECEDENT TO CLOSING.

    a. CONDITIONS TO SELLER'S OBLIGATIONS. Seller's obligation to make the deliveries required of Seller at the Closing shall be subject to the satisfaction or waiver by Seller of each of the following conditions.

       i. (A) All of the representations and warranties of Buyer contained herein shall be true and correct in all material respects, on and as of the Closing Date, (B) Buyer shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be performed or complied with by Buyer at or before the Closing and (C) Buyer shall have certified the foregoing to Seller in writing.

       ii. Buyer shall have executed and delivered to Seller the Assignment Agreement(s) and each other document reasonably requested by Seller.

       iii. Seller shall have received the total Purchase Price in Good Funds, as required by Section 2 of this Agreement.

       iv. Buyer shall have delivered to Seller appropriate evidence of all necessary corporate action by Buyer in connection with the transactions contemplated hereby, including, without limitation:
             (i) certified copies of resolutions duly adopted by Buyer's board of directors approving the transactions contemplated by this Agreement and authorizing the execution, delivery, and performance by Buyer of this Agreement; and (ii) a certificate as to the incumbency of officers of Buyer executing this Agreement and any instrument or other document delivered in connection with the transactions contemplated by this Agreement.

       v. All applicable waiting periods relating to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been terminated and any proceedings that may have been filed or instituted thereunder shall have been satisfactorily concluded.

       vi. No order shall have been entered before any court, tribunal or governmental authority restraining or prohibiting the consummation of the transactions contemplated by this Agreement.

       vii. The Bankruptcy Court shall have entered the Procedure Order and the Approval Order (as contemplated below) and the Approval Order shall not have been stayed as of the Closing Date.

    b. CONDITIONS TO BUYER'S OBLIGATIONS. Buyer's obligation to make the deliveries required of Buyer at the Closing shall be subject to the satisfaction or waiver by Buyer of each of the following conditions:

       i. (A) All of the representations and warranties of Seller contained herein shall be true and correct in all material respects, on and as of the Closing Date, PROVIDED, HOWEVER, that it shall not constitute a condition to Closing that Seller obtain any of the following:

                1. the requisite governmental approvals or consents to the transfer of the Financial Opportunities Shares to Buyer (the "Financial Opportunities Consent"),

                2. the requisite governmental approvals or consents to the transfer any of Seller's license(s) relating to any state lottery program (the "Lottery Licenses" and such consent(s), the "Lottery Consents") to Buyer, and

                3. the requisite governmental approvals or consents to the transfer of any or all of the Environmental Receivables to Buyer (the "Environmental Receivables Consents").

             B. Seller shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be performed or complied with by Seller at or before the Closing, and

             C. Seller shall have certified the foregoing to Buyer in writing.

       ii. Seller shall have executed and delivered to Buyer a certificate stating that the Acquired Stores FYE-02 Four-Wall Cash Flow or, if applicable, the Restated Acquired Stores FYE-02 Four-Wall Cash Flow was determined in a manner consistent with past practice.

       iii. Seller shall have executed and delivered to Buyer the Assignment Agreement(s), the Bill(s) of Sale and each other document reasonably requested by Buyer.

       iv. All applicable waiting periods relating to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been terminated and any proceedings that may have been filed or instituted thereunder shall have been satisfactorily concluded.

       v. No order shall have been entered before any court, tribunal or governmental authority restraining or prohibiting the consummation of the transactions contemplated by this Agreement.

       vi. The Bankruptcy Court shall have entered the Procedure Order and the Approval Order (as contemplated below) and the Approval Order shall not have been stayed as of the Closing Date.

       vii. No Material Adverse Change in the Assets of the Seller to be conveyed hereunder. For purposes hereof, "Material Adverse Change" shall be defined as the failure to assign at least 90% of the Real Property Leases (measured by both the number of leases and by the related FYE-02 Four-Wall Cash Flow), as set forth more fully in
             Section 18.b of this Agreement, to Buyer at the Closing.

    c. TERMINATION. If any of the above conditions is neither satisfied nor waived on or before the date by which the condition is required to be satisfied, the party who is not then in default hereunder may terminate this Agreement by delivering to the other written notice of termination. Any waiver of a condition shall be effective only if such waiver is stated in writing and signed by the waiving party; PROVIDED, HOWEVER, that the consent of a party to the Closing shall constitute a waiver by such party of any conditions to Closing not satisfied as of the Closing Date.

12. SELLER'S REPRESENTATIONS AND WARRANTIES. Seller hereby makes the following representations and warranties to Buyer:

    a. VALIDITY OF AGREEMENT. Upon obtaining the Approval Order, this Agreement shall constitute a valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

    b. ORGANIZATION, STANDING AND POWER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Subject to the applicable provisions of bankruptcy law, Seller has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now being conducted and, subject to the Seller's obtaining the Approval Order, to execute, deliver and perform this Agreement.

    c. NO CONFLICTS OR VIOLATIONS. Upon obtaining the Approval Order, the Financial Opportunities Consent and the Environmental Receivables Consents, the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, and the performance of, fulfillment of and compliance with the terms and conditions hereof by Seller do not and will not: (i) conflict with or result in a breach of the articles of incorporation or the by-laws of Seller; (ii) violate any statute, law, rule or regulation, or any order, writ, injunction or decree of any court or governmental authority; or (iii) violate or conflict with or constitute a default under any agreement, instrument or writing of any nature to which Seller is a party or by which Seller or its assets or properties may be bound; PROVIDED, HOWEVER, that provisions of laws, rules, regulations or governmental approvals prohibiting the transfer or assignment of Licenses (as defined in Paragraph 19 below) without the consent of a governmental authority or the assumption of obligations by the transferee shall not be deemed to breach this representation and warranty.

    d. TITLE TO ASSETS. Seller has good and marketable title to the Assets including, without limitation, the Intangible Property. At the Closing, Buyer will acquire all of Seller's right, title and interest in and to all the Assets, free and clear of any liens, claims or encumbrances (the "Encumbrances") other than (i) any Encumbrance for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP and remitted to Buyer (which Buyer agrees to remit back to Seller to the extent that they are not paid as a result of such contest), (ii) any statutory Encumbrance arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any easements, rights of way or other restrictions or exceptions to title which do not affect the fair market value or the use and operation of the relevant property, (iv) any minor imperfection of title or similar Encumbrance which individually or in the aggregate with other such Encumbrances could not reasonably be expected to materially adversely affect the condition of the related Assets or (v) any liabilities assumed pursuant to Section 2.b, as specifically set forth in the Approval Order (collectively, "Permitted Encumbrances"). Notwithstanding the foregoing, Seller understands and agrees that this representation is limited, with respect to the Environmental Receivables, to such right, title and interest as the Buyer may have in the Environmental Receivables, and does not constitute a representation that the Environmental Receivables are property to which either Buyer or Seller may obtain "title" in the sense normally applied to property. Seller does, however, represent and warrant that the Environmental Receivables will be delivered to Buyer free and clear of any Encumbrances of Handex Environmental, Inc. or any other person.

    e. STATUS OF OWNED REAL PROPERTY. Except as would not have a material adverse effect on the operation of the Assets, each of the Acquired Stores at which Seller owns the real property related thereto (i) complies in all material respects with all health, building, fire, safety and other applicable codes, ordinances and requirements, (ii) is in compliance in all material respects with all applicable zoning requirements and the use of such property for the operation of Seller's

       Business is a permitted or legally established use under applicable zoning requirements, (iii) is assessed separately from all other adjacent land for the purposes of real estate taxes (and Seller has obtained a separate tax lot with a separate tax assessment for each of such properties) and is not part of a larger tract of land owned by Seller or any other person and is not otherwise included under any unity of title or similar covenant with other lands, (iv) to the knowledge of Seller, is not subject to any condemnation or eminent domain proceeding, (v) has available to such property a water supply and a sanitary sewer service and electric, gas (if applicable) and telephone service, all of sufficient capacity to serve the needs of such property and (vi) has completed and available to such property, without condition or cost, all streets and roads necessary for access to and use and occupancy of such property for its intended purpose.

    f. LITIGATION. There is no action, suit, investigation or proceeding pending against, or to the Seller's knowledge, threatened against Seller before any governmental entity which challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

13. BUYER'S REPRESENTATIONS AND WARRANTIES. Buyer hereby makes the following representations and warranties to Seller:

    a. VALIDITY OF AGREEMENT. All action on the part of Buyer necessary for the authorization, execution, delivery and performance of this Agreement by Buyer, including, but not limited to, the performance of Buyer's obligations hereunder, has been duly taken. This Agreement, when executed and delivered by Buyer, shall constitute a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

    b. ORGANIZATION, STANDING AND POWER. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite limited liability company power and authority to perform its obligations under this Agreement.

    c. NO CONFLICTS OR VIOLATIONS. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated, and the performance of, fulfillment of and compliance with the terms and conditions hereof by Buyer do not and will not: (i) conflict with or result in a breach of the certificate of organization or limited liability company agreement of Buyer; (ii) violate any statute, law, rule or regulation, or any order, writ, injunction or decree of any court or governmental authority; or (iii) violate or conflict with or constitute a default under any agreement, instrument or writing of any nature to which Buyer is a party or by which Buyer or its assets or properties may be bound.

    d. FINANCING. Buyer agrees that its obligations under this Agreement are not subject to the satisfaction of any financing or due diligence contingencies and Buyer represents that it has sufficient capital and commitments available to consummate the transactions contemplated hereby.

    e. LITIGATION. There is no action, suit, investigation or proceeding pending against, or to the knowledge of the Buyer, threatened against it before any governmental entity which challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

14. COOPERATION. Each of Buyer and Seller shall use its reasonable best efforts to cause the transactions contemplated by this Agreement to be consummated, including, without limitation, obtaining, making and causing to become effective all approvals of such governmental authorities and other entities as may be necessary or reasonably requested by the Seller in order to consummate the transactions contemplated by this Agreement.

15. RETURN OF FUNDS HELD BY SELLER AS A FIDUCIARY. Seller shall remit to the proper party at or prior to Closing any deposits collected or other funds received for which Seller has a fiduciary or other legal obligation to a third party.

16. "AS IS" TRANSACTION. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE ASSETS INCLUDING, WITHOUT LIMITATION, INCOME TO BE DERIVED OR EXPENSES TO BE INCURRED IN CONNECTION WITH THE ASSETS, THE PHYSICAL CONDITION OF ANY PERSONAL PROPERTY COMPRISING A PART OF THE ASSETS OR WHICH IS THE SUBJECT OF ANY OTHER LEASE OR CONTRACT TO BE ASSUMED BY BUYER AT THE CLOSING, THE ENVIRONMENTAL CONDITION OR OTHER MATTER RELATING TO THE PHYSICAL CONDITION OF ANY REAL PROPERTY OR IMPROVEMENTS WHICH ARE TO BE TRANSFERRED TO BUYER AT CLOSING OR ARE THE SUBJECT OF ANY REAL PROPERTY LEASE TO BE ASSUMED BY BUYER AT THE CLOSING, THE ZONING OF ANY SUCH REAL PROPERTY OR IMPROVEMENTS, THE VALUE OF THE ASSETS (OR ANY PORTION THEREOF), THE TRANSFERABILITY OF ASSETS, THE TERMS, AMOUNT, VALIDITY OR ENFORCEABILITY OF ANY ASSUMED LIABILITIES, THE TITLE OF THE ASSETS (OR ANY PORTION THEREOF), THE COLLECTIBILITY OF THE RECEIVABLES, THE MERCHANTABILITY OR FITNESS OF THE PERSONAL PROPERTY OR ANY OTHER PORTION OF THE ASSETS FOR ANY PARTICULAR PURPOSE, OR ANY OTHER MATTER OR THING RELATING TO THE ASSETS OR ANY PORTION THEREOF. WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLER HEREBY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE ASSETS. BUYER FURTHER ACKNOWLEDGES THAT BUYER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PHYSICAL CONDITION OF THE ASSETS AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE ASSETS AS BUYER DEEMED NECESSARY OR APPROPRIATE AND THAT IN PROCEEDING WITH ITS ACQUISITION OF THE ASSETS, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH HEREIN, BUYER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS AND ACCORDINGLY, BUYER WILL ACCEPT THE ASSETS AT THE CLOSING "AS IS," "WHERE IS," AND "WITH ALL FAULTS."

17. CONDUCT AND TRANSACTION PRIOR TO CLOSING.

    a. ACCESS TO RECORDS AND PROPERTIES OF SELLER. From and after the date of this Agreement until the Closing Date, Seller shall afford to Buyer and Buyer's officers, accountants, counsel, lenders, consultants and other representatives, reasonable access during normal business hours to the Assets and all records pertaining to the Assets or the Acquired Stores. Debtor acknowledges that Buyer intends to conduct "phase two" environmental testing with respect to the Debtor's stores that are located in the state of Michigan and are listed in EXHIBIT A-8 hereto and identified as "DM Locations" in such EXHIBIT A-8. In addition, Buyer intends to conduct "phase two" environmental testing at locations in Michigan at which Restructure Marketing Petroleum

       Services, Inc. ("RPMS") owns the relevant underground storage tanks systems and related equipment, and which are identified as "RPMS Locations" in EXHIBIT A-8 hereto. No such "phase two testing" shall be performed at any RPMS Location unless RPMS consents to such "phase two testing". In connection with any such "phase two testing", Debtor will authorize sampling and analysis of soil, surface water, ground water and other media reasonably proposed by Buyer, pursuant to protocols, and at times and locations, reasonably acceptable to Debtor. The results of such testing shall be provided to Debtor and Debtor shall have the sole responsibility for reporting or disclosing such results to environmental regulatory agencies, if required by law. In connection with any such "phase two testing", Debtor will authorize such testing and cooperate with Buyer so that such testing may be conducted in a manner that will allow Buyer to promptly complete such testing and minimize any disruption of Debtor's operation of such stores. Buyer shall be entitled to access to employee personnel files including payroll and benefit enrollment information, other than with regard to any employees Buyer does not intend to hire. Buyer expressly acknowledges that nothing in this Section is intended to give rise to any contingency to Buyer's obligations to proceed with the transactions contemplated herein.

    b. ACCESS TO PARTIES TO CONTRACTS OF SELLER WITH VENDORS AND LESSORS. From and after the date of this Agreement until the Closing Date, Buyer and Buyer's officers, accountants, counsel, lenders, consultants and other representatives shall have the right, upon 2 days' notice to Seller to meet with the parties to the Contracts of Seller with vendors and with Seller's real and personal property lessors (including without limitation the real property landlords and lessors under capitalized leases with regard to the Acquired Stores and with respect to the Non-Acquired Stores for purposes of attempting to negotiate rent concessions), PROVIDED, HOWEVER, that Seller shall have the right to be present at any and all discussions and meetings between Buyer and any vendor or lessor or any representative of such vendor or lessor and Seller shall be provided with copies of any and all correspondence between Buyer and any vendor or lessor or any representative of such vendor or lessor. Buyer expressly acknowledges that nothing in this Section is intended to give rise to any contingency to Buyer's obligations to proceed with the transactions contemplated herein.

    c. OPERATION OF SELLER'S BUSINESS PENDING CLOSING. Unless Buyer otherwise consents in writing, during the period prior to the Closing Date, Seller shall use commercially reasonable efforts to operate the Acquired Stores as currently operated and only in the ordinary course and, consistent with such operation, shall use commercially reasonable efforts to preserve intact the Acquired Stores and its relationships with its customers and suppliers and with employees and persons working at the Acquired Stores. The foregoing shall not prohibit the Seller from transferring any good and saleable inventory to the Acquired Stores from any of Seller's other stores. Seller shall not amend or terminate any Real Property Lease or any Other Lease and Contract without Buyer's prior written consent.

    d. HART-SCOTT-RODINO COOPERATION. Buyer and Seller shall cooperate with each other (at their respective sole cost and expense) to comply with, and provide the information required by, the pre-merger notification and waiting period rules of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (codified in Section 18(a) of Title 15, U.S. Code), in any Federal Trade Commission regulations, and in any provisions or regulations of or relating to the Clayton Act. In that connection, Buyer and Seller shall use diligent efforts to make their joint pre-merger notification filing with the Federal Trade Commission no later than five
       (5) business days following the date hereof.

18. BANKRUPTCY COURT APPROVAL OF SALE PROCEDURES. Promptly following the date hereof (and in no event later than 3 business days hereafter), the Seller shall file a motion (the "Sale Procedure and Sale Motion"), and shall provide Buyer with the opportunity to review such motion before filing, with the Bankruptcy Court requesting, on expedited notice:

    a. the entry of an order (the "Procedure Order") which, among other things, will (1) fix the time, date, and location of a hearing (the "Approval Hearing") to approve Seller's consummation of this Agreement, (2) fix the time and date of submission of alternative bids (the "Bid Deadline"), which shall be no later than the first business day that is 40 days from and after the entry of the Procedure Order and an auction (the "Auction") to be held at the offices of Milbank in New York at which higher or better offers may be presented to the Seller (which date shall be no later than the first business day that is at least 45 days from and after the entry of the Procedure Order), (3) provide that if the Closing with Buyer does not occur as a result of (A) Seller's breach of this Agreement or (B) Seller's receipt of a third party offer at the Auction (and such third party offer is subsequently approved by the Bankruptcy Court and closes), then Buyer will be entitled to receive from the Seller a flat fee payment (not dependent on amounts actually expended or incurred by Buyer) in cash or other immediately available good funds in an amount equal to $2,400,000 (such amount being referred to as the "Break-up Fee"), which payment shall be considered liquidated damages to Buyer and shall be made (1) in the case of clause (A) above, to Buyer as an administrative expense promptly upon Buyer's delivery of written notice to Seller that Buyer has terminated this Agreement as a result of such breach, or (2) in the case of clause (B) above, to Buyer concurrently with the consummation of and solely from the proceeds of such third party sale, PROVIDED THAT, in the event that a third party sale is not consummated within 15 days following the Sale Hearing (as defined in the Procedure Order), Seller and Buyer shall close the transactions contemplated by this Agreement upon the terms and conditions set forth herein, (4) provide that nothing contained herein shall prohibit the Board of Directors of Seller (the "Board"), at any time prior to the Bid Deadline, from providing notice to Buyer of its intent to effect a stand-alone plan of reorganization or other transaction with its existing creditors and equity holders, which the Board determines in good faith, based upon the advice of outside counsel and its financial advisors, is required for the Board to comply with its fiduciary obligations under applicable law, in which case, Seller may terminate this Agreement by immediately paying to Buyer an amount equal to $1,400,000 (such payment being referred to as the "Termination Fee"), provided that Buyer shall be paid the difference between the Termination Fee and the Break-up Fee if a stand-alone plan is subsequently abandoned and an alternative transaction with a third party involving a merger, sale of all of the stock or substantially all of the assets of Seller is consummated during the pendancy of the Case, which payment shall be made to the Buyer concurrently with the consummation of and solely from the proceeds of such third party transaction, (5) provide that as a condition to receive a Break-up Fee or Termination Fee, if applicable, Buyer must first waive any and all claims against Seller, (6) order that no prospective purchaser will be permitted to bid at the Auction unless such party has been deemed "financially qualified" by Houlihan Lokey Howard & Zukin Capital ("HLHZ"), Seller's investment banker, (7) order that no prospective purchaser(s) which bid(s) for the Assets at Auction shall be entitled to purchase the Assets unless such prospective purchaser submits a deposit equal to or greater than eight million dollars ($8 million) and offers to purchase the Assets for consideration (including all cash, non-cash consideration and Assumed Liabilities) which, when coupled with the consideration received by Seller in conjunction with the Assets that may not be part of such purchaser's offer, is in an amount equal to not less than the sum of (such sum being referred to as the "Initial Overbid Amount"): (A) the Purchase Price (including Seller's good faith valuation of those portions of the Purchase Price that will not be paid in cash at the Closing), plus (B) the

       Break-up Fee, plus (C) five hundred thousand dollars ($500,0000) and (8) order that after the Initial Overbid Amount, all further overbids must be in increments of at least two hundred fifty thousand dollars ($250,000) in excess of the Initial Overbid Amount or the then prevailing bid. After the Initial Overbid Amount, the Seller must consider the amount of or entitlement to payment of the Break-up Fee in determining the highest or best offer for the Assets. Should overbidding take place, the Buyer shall have the right, but not the obligation, to participate in the overbidding and to be approved as the overbidder at the Approval Hearing based upon any such overbid and may credit bid the Break-up Fee. Following the filing of the Sale Procedure and Sale Motion, the Seller shall use reasonable efforts to obtain the Procedure Order. The Procedure Order shall be in form and substance similar to the proposed Procedure Order attached hereto as EXHIBIT I; and

    b. the entry of an order (the "Approval Order") which among other things (1) approves the sale of the Assets to Buyer on the terms and conditions set forth in this Agreement and authorizes the Seller to proceed with this transaction, (2) includes a specific finding that Buyer is a good faith purchaser of the Assets, (3) states that the sale of the Assets to Buyer shall be free and clear of all liens, claims, interests and encumbrances whatsoever (other than Permitted Encumbrances), (4) approves the Seller's assumption and assignment of the Real Property Leases and Other Leases and Contracts (collectively, the "Section 365 Contracts") pursuant to
       Section 365 of the United States Bankruptcy Code and orders the payment in accordance with this Agreement of any cure amounts payable to the other parties to the Section 365 Contracts as a condition to such assumption and assignment, (5) approves and authorizes Debtor to execute the Management Agreement and Sublease and (6) approves the provisions of
       Section 3.b, and at Seller's option Section 1.b.viii, and authorizes the payment to Buyer of the compensation provided for therein. The Seller shall send notice of the proposed assignment of the Section 365 Contracts to the appropriate parties no less than twenty (20) days prior to the Approval Hearing. If specifically requested by the Bankruptcy Court or other appropriate party, the Buyer shall be responsible for demonstrating adequate assurance of future performance and any and all costs and expenses necessary in connection therewith regarding any of the Section 365 Contracts. It shall be an additional condition to the parties' obligations hereunder that at least 90% of the Real Property Leases (based on lease count, not lease payments, but amounting to at least 90% of the FYE-02 Four-Wall Cash Flow for the Acquired Stores) be assignable to the Buyer, and it shall not be a breach of this Agreement if Seller assigns to Buyer at least this percentage of the Real Property Leases, provided that either the Buyer or the Seller may elect to terminate this Agreement if such percentage is not assignable. Notwithstanding the foregoing, the Purchase Price with respect to the Acquired Stores shall be adjusted downward in an amount equal to (x) 95% less the actual percentage of Real Property Leases associated with Acquired Stores assigned to Buyer (with such percentage calculated based upon the percentage of FYE-02 Four Wall Cash Flow for all of the Acquired Stores represented by the Real Property Leases actually assigned to Buyer) (to the extent that such percentage is less than 95%), multiplied by (y) the percentage of FYE-02 Four Wall Cash Flow associated with Real Property Leases associated with Acquired Stores that were not assigned due to reasons other than Buyer's failure to demonstrate adequate assurance of future performance in relation to the total amount of FYE-02 Four Wall Cash Flow for the Acquired Stores associated with Real Property Leases that were not assigned, multiplied by (z) the Adjusted Purchase Price with respect to the Acquired Stores. Notwithstanding the foregoing, Buyer shall use its best efforts to demonstrate adequate assurance of future performance for 100% of the Real Property Leases and Seller shall use its best efforts to assign 100% of the Real Property Leases and Seller shall not fail to assign any such Real Property Lease except if such assignment is prohibited pursuant to applicable law. Following the filing of the

       Sale Procedure and Sale Motion, the Seller shall use reasonable efforts to obtain entry of the Approval Order. The Approval Order shall be in form and substance similar to the proposed Approval Order attached hereto as EXHIBIT J.

19. LICENSES. Seller shall cooperate with Buyer in procuring the transfer to Buyer of all lottery, tobacco, alcohol, petroleum and other licenses, permits and governmental approvals necessary to operate the Assets as operated on the date hereof (collectively, "Licenses"). If any of the Licenses cannot be transferred to Buyer on or before the Closing Date, then Seller shall, in accordance with the prevailing local laws and by an appropriate order of the Bankruptcy Court, lease to Buyer the right to use those as yet untransferred Licenses for One ($1) Dollar, until such time as the Licenses are so transferred to Buyer. Buyer shall assume any obligations under any such Licenses required in order to effect the transfer thereof and shall make any other filings, certifications, registrations and applications as shall be reasonably required therefor.

20. PRESS RELEASES AND ANNOUNCEMENTS. Neither party shall issue any press release or announcement relating to the subject matter of this agreement without the prior approval of the Buyer and the Seller; provided, however, that (i) either party may make any public disclosure if such party is advised by legal counsel that public disclosure is required by law or regulation (in which case the disclosing party shall advise the other party of such disclosure and provide it with a copy of the proposed disclosure prior to making the disclosure) and (ii) nothing will prevent the Seller from publicly filing this agreement and the related agreements with the Bankruptcy Court or discussing them before the Bankruptcy Court or with appointed committees or commissioners.

21. CONFIDENTIALITY. Without limiting the general applicability of the Confidentiality Agreement by and between Buyer and Seller (the "Confidentiality Agreement"), any information provided in connection with this Agreement, the related agreements or the transactions contemplated hereby or thereby relating to the Seller or the Assets will be treated as "Evaluation Material" under the Confidentiality Agreement.

22. EXCLUSIVITY. From the date hereof until entry of the Procedure Order neither Debtor or any of its directors, officers, employees or representatives will enter into any agreement providing for, or solicit or encourage or negotiate any proposal or any inquiries with respect to, any acquisition of a substantial part of the assets of the Debtor.

23. MISCELLANEOUS.

    a. ATTORNEYS' FEES. In the event that either party hereto brings an action or other proceeding to enforce or interpret the terms and provisions of this Agreement, the prevailing party in that action or proceeding shall be entitled to have and recover from the non-prevailing party all such fees, costs and expenses (including, without limitation, all court costs and reasonable attorneys' fees) as the prevailing party may suffer or incur in the pursuit or defense of such action or proceeding.

    b. REASONABLE ACCESS TO RECORDS AND CERTAIN PERSONNEL. So long as the Case is pending, (i) the Buyer shall permit Seller's counsel and other professionals employed in the Case reasonable access to the financial and other books and records relating to the Assets or the Acquired Stores (whether in documentary or data form) for the purpose of the continuing administration of the Case (including, without limitation, the pursuit of any avoidance, preference or similar action), which access shall include
       (A) the right of such professionals to copy, at the Seller's expense, such documents and records as they may reasonably request in furtherance of the purposes described above, and (B) Buyer's copying and delivering to Seller or its professionals such documents or records as they may reasonably request, but only to the extent Seller or its professionals furnishes Buyer with reasonably detailed written descriptions of the materials to be so copied and Seller reimburses the Buyer for the reasonable costs and expenses thereof), and (ii) Buyer shall provide the Seller and such professionals (at no cost to the Seller) with reasonable access during regular business hours to those former employees of Seller whom Seller reasonably determines are necessary to assist the Seller in the continuing administration of the Case, provided that such access does not unreasonably interfere with the Buyer's business operations.

    c. NOTICES. Unless otherwise provided herein, any notice, tender, or delivery to be given hereunder by either party to the other may be effected by personal delivery in writing, or by registered or certified mail, postage prepaid, return receipt requested, and shall be deemed communicated as of the date of receipt (which shall be deemed to be the time of verification of receipt in the case of email or facsimile delivery). Notices shall be addressed as set forth below, but each party may change his address by written notice in accordance with this paragraph.

       To Seller:        Mr. Gregory G. Landry
                         President and Chief Executive Officer
                         Dairy Mart Convenience Stores, Inc.
                         300 Executive Parkway West
                         One Dairy Mart Way
                         Hudson, Ohio 44236
                         Fax: (330) 342-6752
                         Email: glandry@dairymart.com

       With copies to:   Dennis F. Dunne, Esq.
                         Roland Hlawaty, Esq.
                         Milbank, Tweed, Hadley & McCloy LLP
                         One Chase Manhattan Plaza
                         New York, New York 10005
                         Fax (Mr. Dunne): (212) 822-5770
                         Fax (Mr. Hlawaty): (212) 822-5735
                         Email (Mr. Dunne): ddunne@milbank.com
                         Email (Mr. Hlawaty): rhlawaty@milbank.com

       and               Mr. Matthew R. Niemann
                         Houlihan Lokey Howard & Zukin
                         1930 Century Park West
                         Los Angeles, California 90067-6802
                         Fax: 310-553-4024
                         Email: mniemann@hlhz.com
       and               Ira Dizengoff, Esq.
                         Stephen B. Kuhn, Esq.
                         Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                         590 Madison Avenue
                         New York, New York 10022
                         Fax: (212) 872-1002
                         Email (Mr. Dizengoff): idizengoff@akingump.com Email (Mr. Kuhn): skuhn@akingump.com

       To Buyer:         Mr. Alain Bouchard
                         President and  Chief Executive Officer
                         Bigfoot Food Stores LLC
                         Alimentation Couche-Tard, Inc.
                         Tower B, Suite 200
                         Laval, Quebec H7G 457
                         Fax: (450) 662-6641
                         Email: alainb.bouchard@couche-tard.qu.ca

       and:              Brian Hannasch
                         Bigfoot Food Stores LLC
                         3855 Jonesville Road
                         Columbus, Indiana 47201
                         Fax: (812) 379-1002
                         Email: Brian_Hannasch@bigfootstores.com

       With copies to:   William V. Trefethen
                         Managing Director
                         Trefethen & Company
                         65 Enterprise
                         Aliso Viejo, California 92656
                         Fax: (960) 918-2770
                         Email: trefethen@trefethenandco.com,

       and:              James M. Carr, Esq.
                         Baker & Daniels
                         300 North Meridian Street, Suite 2700
                         Indianapolis, Indiana 46204
                         Fax: (317) 237-8326
                         Email: jmcarr@bakerd.com

       and:              J. Jeffrey Brown, Esq.
                         Baker & Daniels
                         600 East 96th Street
                         Indianapolis, Indiana 46240
                         Fax: (317) 569-4800
                         Email: jjbrown@bakerd.com

    d. ENTIRE AGREEMENT. This instrument and the documents to be executed pursuant hereto contain the entire agreement between the parties relating to the sale of the Assets. Any oral representations or modifications concerning this Agreement or any such other document shall be of no force and effect excepting a subsequent modification in writing, signed by the party to be charged.

    e. CLOSING DATE. All actions to be taken on the Closing pursuant to this Agreement shall be deemed to have occurred simultaneously, and no act, document or transaction shall be deemed to have been taken, delivered or effected until all such actions, documents and transactions have been taken, delivered or effected.

    f. SEVERABILITY. Should any term, provision or paragraph of this Agreement be determined to be illegal or void or of no force and effect, the balance of the Agreement shall survive except that, if Buyer cannot acquire and Seller cannot sell substantially all of the Assets, either party may terminate this Agreement, and it shall be of no further force and effect, unless both parties agree in writing to the contrary.

    g. CAPTIONS. All captions and headings contained in this Agreement are for convenience of reference only and shall not be construed to limit or extend the terms or conditions of this Agreement.

    h. FURTHER ASSURANCES. Each party hereto will execute, acknowledge and deliver any further assurance, documents and instruments reasonably requested by any other party hereto for the purpose of giving effect to the transactions contemplated herein or the intentions of the parties with respect thereto. If the Financial Opportunities Consent, the Environmental Receivables Consents or the Lottery Consents have not been obtained prior to the Closing, Seller shall use its best efforts to obtain promptly the Financial Opportunities Consent, the Environmental Receivables Consents or the Lottery Consents and, upon obtaining such consents, shall transfer the Financial Opportunities Shares, the Environmental Receivables or the Lottery Licenses and the Inventory related thereto, as applicable, to Buyer; PROVIDED, HOWEVER, that a failure to obtain the Financial Opportunities Consent, the Environmental Receivables Consents or the Lottery Consents shall not be considered a breach of this Agreement, nor shall any price adjustment occur as a result of such failure.

    i. AMENDMENT. The parties hereto may mutually amend any provision of this Agreement at any time prior to the Closing; PROVIDED, HOWEVER, that any amendment effected subsequent to the Approval Order shall be subject to the restrictions contained in the Approval Order. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.

    j. WAIVER. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

    k. BROKERAGE OBLIGATIONS. Seller is represented by HLHZ as its exclusive sale agent with respect to the transactions contemplated herein pursuant that certain order entered by the Bankruptcy Court on November 9, 2001, and HLHZ's commission, fees and expenses are to be paid as a cost of the transaction at the Closing by the Seller in accordance with the terms and provisions of such order. Buyer is represented by Trefethen & Company as its financial advisors with respect to the transactions contemplated herein and commissions, fees and expenses are to be paid as a cost of the transaction at the Closing by the Buyer in accordance with the terms and provisions of



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

       Buyer's agreements with Trefethen & Company. The Seller and the Buyer each represent and warrant to the other that, except as set forth above, such party has incurred no liability to any real estate broker or agent with respect to the payment of any commission regarding the consummation of the transaction contemplated hereby. Except for any claims of HLHZ, on the one hand, or Trefethen & Company, on the other hand (which are to be handled and satisfied by Seller or Buyer, as applicable), it is agreed that if any claims for commissions, fees or other compensation, including, without limitation, brokerage fees, finder's fees, or commissions are ever asserted against Buyer or the Seller in connection with this transaction, all such claims shall be handled and paid by the party whose actions form the basis of such claim and such party shall indemnify, defend (with counsel reasonably satisfactory to the party entitled to indemnification), protect, and save and hold the other harmless from and against any and all such claims or demands asserted by any person, firm or corporation in connection with the transaction contemplated hereby.

    l. PAYMENT OF FEES AND EXPENSES. Except as provided in the immediately preceding Section of this Agreement, each party to this Agreement shall be responsible for, and shall pay, all of its own fees and expenses, including those of its counsel, incurred in the negotiation, preparation and consummation of the Agreement and the transaction described herein.

    m. SURVIVAL. Except for the covenants and agreements to be performed after the Closing Date, none of the respective representations, warranties, covenants and agreements of Seller and Buyer herein, or in any certificates or other documents delivered prior to or at the Closing, shall survive the Closing.

    n. ASSIGNMENTS. This Agreement shall not be assigned by either party hereto without the prior written consent of the other party hereto; PROVIDED THAT, until thirty (30) days after the date hereof Buyer may assign its rights under this Agreement to any subsidiary or affiliate; PROVIDED FURTHER that Buyer shall remain liable for the full compliance by such subsidiary or affiliate of Buyer's obligations hereunder.

    o. BINDING EFFECT. Subject to the provisions of the immediately preceding Section above, this Agreement shall bind and inure to the benefit of the respective heirs, personal representatives, successors, and assigns of the parties hereto.

    p. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

    q. GOOD FAITH. All parties hereto agree to do all acts and execute all documents required to carry out the terms of this Agreement and to act in good faith with respect to the terms and conditions contained herein before and after Closing.

    r. CONSTRUCTION. In the interpretation and construction of this Agreement, the parties acknowledge that the terms hereof reflect extensive negotiations between the parties and that this Agreement shall not be deemed, for the purpose of construction and interpretation, drafted by either party hereto.

    s. COUNTERPARTS. This Agreement may be signed in counterparts. The parties further agree that this Agreement may be executed by the exchange of facsimile signature pages.



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

    t. TIME IS OF THE ESSENCE. Time is of the essence in this Agreement, and all of the terms, covenants and conditions hereof.

    u. BANKRUPTCY COURT JURISDICTION. BUYER AND SELLER AGREE THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION OVER ALL DISPUTES AND OTHER MATTERS RELATING TO (i) THE INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT EXECUTED PURSUANT HERETO; AND/OR (ii) THE ASSETS AND/OR ASSUMED LIABILITIES, AND BUYER EXPRESSLY CONSENTS TO AND AGREES NOT TO CONTEST SUCH EXCLUSIVE JURISDICTION, AND ACCORDINGLY WAIVES ITS RIGHTS TO A JURY TRIAL.

            IN WITNESS WHEREOF, the parties hereto have executed and delivered this Asset Purchase Agreement as of the day and year first above written.


                                BUYER:

                                BIGFOOT FOOD STORES LLC


                                By ____________________________
                                Alain Bouchard
                                President and Chief Executive Officer




                                SELLER:

                                DAIRY MART CONVENIENCE STORES, INC., along with its subsidiaries and affiliates, collectively as debtors-in-possession


                                By ____________________________
                                Gregory G. Landry
                                Its President and Chief Executive Officer



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